Exhibit 99.1

G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER

FISCAL 2014 RESULTS

-- Net Sales Increase 21% to $304.2 Million --

--Exceeds Guidance with Second Quarter Net Income Per Diluted Share of $0.17 --

-- Full Year Guidance for Net Income Per Diluted Share Increases to Between $3.30 and $3.40--

New York, New York – September 4, 2013 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2014.

For the quarter ended July 31, 2013, G-III reported that net sales increased by 21% to $304.2 million from $251.5 million in the year-ago period.

The Company’s net income for the second quarter was $3.6 million, or $0.17 per diluted share, compared to net income of $1.4 million, or $0.07 per diluted share, in the prior year’s comparable period. Net income in the prior year’s comparable period included $1.8 million of expenses associated with the Company’s acquisition of Vilebrequin, equal to $0.06 per share, net of taxes.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We had an excellent second quarter. The results were driven by broad-based strength across many categories and brands in our portfolio. We believe that we are executing particularly well in a number of key areas, including design and merchandising, which positions us to deliver strong performance for the remainder of the year.”

Mr. Goldfarb concluded, “We have a powerful opportunity to continue to diversify our business, further penetrate key categories and layer on promising new organic growth initiatives, such as our multi-category launch of the Ivanka Trump collection and the rollout of full-priced Wilsons stores, which is still in a test mode. Our most recent acquisition, Vilebrequin, is performing well and provides us with a premier status brand in a new category. We believe that by focusing on the right mix of key, strategic opportunities and maintaining a disciplined approach to investment, we can continue to drive superior value to the full range of our constituents, including our customers, consumers, partners and shareholders.”

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Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2014. The Company is now forecasting net sales of approximately $1.61 billion and net income between $68.6 million and $70.6 million, or a range between $3.30 and $3.40 per diluted share, compared to its previous guidance of net sales of approximately $1.57 billion and net income between $66.3 million and $68.4 million, or a range between $3.20 and $3.30 per diluted share.

The Company is now projecting adjusted EBITDA for fiscal 2014 to increase between 16% and 19% to between $132.3 million and $135.4 million compared to its previous guidance of adjusted EBITDA between approximately $129.5 million and $132.8 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. A reconciliation of GAAP net income to adjusted EBITDA is included in a table accompanying the condensed financial statements in this release.

For its third fiscal quarter ending October 31, 2013, the Company is forecasting net sales of approximately $620.0 million compared to $543.5 million in the comparable quarter last year. The Company is also forecasting net income for the third fiscal quarter between $52.2 million and $54.2 million, or between $2.52 and $2.62 per diluted share, compared to net income of $48.3 million, or $2.37 per diluted share, in last year's third quarter. Net income in the prior year’s comparable period included $1.9 million of expenses associated with the Company’s acquisition of Vilebrequin, equal to $0.06 per share, net of taxes.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women's suits and women’s performance wear, as well as luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses, performance wear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Sean John, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Kensie, Mac & Jac, Levi's and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Vilebrequin, Calvin Klein Performance and Andrew Marc names.

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Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGSM:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Net sales	$304,158	$251,479	$576,773	$480,928
Cost of sales	204,739	176,636	384,961	337,395
Gross profit	99,419	74,843	191,812	143,533
Selling, general and administrative expenses	89,044	69,454	174,872	136,068
Depreciation and amortization	3,242	2,100	6,363	4,153
Operating profit	7,133	3,289	10,577	3,312
Equity loss in joint venture	—	146	—	433
Interest and financing charges, net	1,750	1,034	3,528	2,138
Income before taxes	5,383	2,109	7,049	741
Income tax expense	2,045	802	2,678	282
Net income	3,338	1,307	4,371	459
Add: Loss attributable to noncontrolling interest	254	55	339	55
Income attributable to G-III	$ 3,592	$1,362	$4,710	$514

Net income per common share:
Basic	$0.18	$0.07	$0.23	$0.03
Diluted	$0.17	$0.07	$0.23	$0.03
Weighted average shares outstanding:
Basic	20,305	19,995	20,234	19,928
Diluted	20,753	20,331	20,686	20,334

Selected Balance Sheet Data (in thousands):	At July 31,
	2013	2012
Cash	$16,454	$22,653
Working Capital	280,610	297,144
Inventory	406,170	336,389
Total Assets	858,259	662,343
Short-term Revolving Debt	122,092	87,007
Long-term Notes Payable	19,518	—
Total Stockholders' Equity	440,183	364,172

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED
AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2014	Actual Twelve Months Ended January 31, 2013
Net income	$ 68,600 - $ 70,600	$56,875
Expenses associated with Vilebrequin acquisition	—	3,970
Depreciation and amortization	13,400	9,907
Interest and financing charges, net	8,100	7,764
Income tax expense	42,200 – 43,300	35,436
Adjusted EBITDA, as defined	$ 132,300 - $ 135,400	$113,952

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and, and for the twelve months ended January 31, 2013, excludes expenses related to the acquisition of Vilebrequin. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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